Exhibit (p)(1)

STARBOARD INVESTMENT TRUST
CODE OF ETHICS
Adopted Under Rule 17j-1 of the Investment Company Act of 1940
I.	Introduction.

The Starboard Investment Trust (hereinafter referred to as the “Funds”) has approved and adopted this Code of Ethics and has determined, in accordance with the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), that this Code of Ethics contains provisions that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1 of the 1940 Act.  This Code of Ethics applies to all Access Persons (as defined herein) of the Funds.  The specific policies set forth in Section V.B. hereof and the reporting requirements and procedures set forth in Section VI hereof, however, do not apply to any Access Person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the applicable code of ethics adopted by a Fund’s investment adviser, sub-adviser or principal underwriter in compliance with Rule 17j-1 of the 1940 Act and Rule 204-2(a)(12) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or Section 15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), as applicable.
ACCESS PERSONS
Name	Title	Date of Access Person Designation
Tracie A. Coop	Secretary	December 2019
Katherine M. Honey	President & Principal Executive Officer	May 2015
Ashley H. Lanham	Treasurer/Assistant Secretary/Principal Accounting Officer/Principal Financial Officer	May 2015
Andrea M. Knoth	Chief Compliance Officer	June 2022

II.	Legal Requirement.

Rule 17j-1(b) of the 1940 Act makes it unlawful for any officer or manager of the Funds (intended to include one, some or all Funds, as applicable below) in connection with the purchase or sale by such person of a Security “held or to be acquired” by the Funds:
A.	To employ any device, scheme or artifice to defraud the Funds;
B.
To make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or
D.	To engage in any manipulative practice with respect to the Funds’ investment portfolios.

The policies, restrictions, and procedures included in this Code are designed to prevent violations of these prohibitions.

III.	Purpose of the Code of Ethics.

The Funds expect that its Access Persons, Officers and Trustees will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Funds’ shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or pfotential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.  The Funds have determined to adopt this Code of Ethics to specify a code of conduct for certain types of personal securities transactions that might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.
IV.	Definitions.

A.
An “Access Person” with respect to the Funds means (i) any manager or officer of the Funds; any manager, officer or general partner of the Funds’ investment advisers and sub-advisers (the “Advisers”) or any Advisory Person (as defined below) of the Funds or the Advisers, or (ii) any manager, officer or general partner of the Funds’ distributor (if any) who, in the ordinary course of his or her business, makes, participates in or obtains information regarding, the purchase or sale of Securities (other than Exempt Securities) by the Funds or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Funds regarding the purchase or sale of Securities (other than Exempt Securities).

An Access Person’s “immediate family” includes a spouse, minor children, and adults living in the same household as the Access Person.
B.
An “Advisory Person” with respect to the Funds means any manager, officer, general partner, or -cor the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities (other than Exempt Securities) by the Funds or, whose functions relate to the making of any recommendations with respect to  such purchases or sales; or any natural person in a control relationship to the Funds who obtains  information concerning recommendations made to the Funds with regard to the purchase or sale of Securities (other than Exempt Securities) by the Funds.

C.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.
"Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security.

E.	“Independent Trustee” means a Trusteed who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.

F.	“Investment Personnel” of the Funds or of the Funds’ Advisers means:

1.
Any employee of the Funds or Advisers (or of any company in a control relationship to the Funds or Advisers) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds.

2.	Any natural person who controls the Funds or Advisers and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

G.
The “Compliance Officer” is the person or persons designated by the Funds’ Board of Trustees as its Chief Compliance Officer pursuant to Rule 38a-1 of the 1940 Act.  When acting hereunder, the Compliance Officer may delegate one or more of its duties to third parties, such as the Funds’ Administrator or the Advisers’ compliance departments.

H.	“Exempt Security” means:

1.
Direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, other than exchange traded funds.

2.	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

3.	Securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or the Funds, including mergers, recapitalizations or similar transactions.

4.	Securities acquired as a part of an Automatic Investment Plan.

5.
Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.
Securities which the Funds’ investment portfolios are not permitted to purchase under the investment objectives and policies set forth in the Funds’ then current confidential memorandum or the Funds’ registration statement.

I.
An “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

J.	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

K.
“Covered Securities” do not include Exempt Securities and include any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Regardless of whether holdings in or ownership of a digital or Crypto currency (i.e. Bitcoin) is classified as a “Security” or otherwise, for purposes of this Code of Ethics and the procedures established herein relating to Access Persons’ personal securities transactions, any holdings in digital assets and/or derivatives instruments relating thereto are considered “Covered Securities” and “Securities” for purposes of this Code of Ethics.
L.
A Security is “held or to be acquired” by the Funds if within the most recent 15 days it (1) is or has been held by the Funds, or (2) is being or has been considered by the Funds or the Advisers for purchase or sale by the Funds.  A purchase or sale includes the writing of an option to purchase or sell and any Security that is exchangeable for, or convertible into, any Security that is held or to be acquired by the Funds.

V.	Policies Regarding Personal Securities Transactions.

A.	General Policy.
No Access Person of the Funds shall engage in any act, practice, or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.  In this regard, each Access Person has a duty at all times to place the interests of the Funds’ shareholders first and is required to conduct all personal securities transactions consistent with the letter and spirit of this Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of the Access Person’s position of trust and responsibility.  It is a fundamental standard that Access Persons should not take inappropriate advantage of their positions.
B.	Specific Policies.

1.	Restrictions on Personal Securities Transactions by Access Persons Other than Independent Trustees and those Persons Listed on Appendix A.

a.
No Access Person shall engage in personal accounts, or in accounts for which such a person has Beneficial Ownership, transactions in “Covered Securities” (as defined herein) in violation of Rule 17j-1 or this Code of Ethics.  The restrictions on personal securities transactions are principally focused on securities “held or be acquired” by the Funds and not the entire universe of Covered Securities.

There shall be a securities pre-clearance requirement by the CCO if an Access Person knew or, in the ordinary course of fulfilling his or her official duties as a manager or officer, should have known, that during the 15-day period before the transaction in a Covered Security (other than an Exempt Security) or at the time of the transaction that the Covered Security was purchased or sold by him or her the subject security was also purchased or sold by the Funds or considered for the purchase or sale by the Funds.
If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a person to purchase or sell any Security (1) on a day when any portfolio of the Funds has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn or (2) when the Compliance Officer has been advised by the Advisers that the same Security is being considered for purchase or sale for any portfolio of the Funds.
In limited circumstances, the Chief Compliance Officer may make exceptions to prohibitions or restrictions under this policy.  In the event an exception is granted, the Chief Compliance Officer shall document the rationale for approving such transaction. As a general practice, the Chief Compliance Officer of the Funds does not have access to non-public information regarding any investment advisory client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic.
As noted below, the Funds have established procedures by which the Access Persons submit periodic, but no less than quarterly, attestations concerning their personal securities activities, including where necessary, trading information regarding transactions in Covered Securities. The CCO has put a practice in place by which another officer of the Funds reviews his or her submissions. The CCO and/or other officers of the Funds will report any material issues to the Board concerning the personal securities activities of the Access Persons.

To clarify, the Advisers and their compliance personnel are responsible for ensuring compliance herewith and executing or discharging any preclearance or other requisite activity relative to any Access Person, Advisory Person or Investment Personnel who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the applicable code of ethics adopted by a Fund’s investment adviser, sub-adviser or principal underwriter.
b.	Pre-clearance requests must be submitted during New York Stock Exchange hours. Pre-clearance approvals are valid until 4:00 pm eastern time of the same business day as approval.

c.
All purchases of Covered Securities through an Initial Public Offering or a Limited Offering by any Access Person who meets the definition of Investment Personnel must receive written authorization from the Funds’ Compliance Officer prior to effecting such transaction.  A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made.

d.
In limited circumstances, the Chief Compliance Officer may make exceptions to prohibitions or restrictions under this policy.  In the event an exception is granted, the Chief Compliance Officer shall document the rationale for approving such transaction. As a general practice, the Chief Compliance Officer of the Funds does not have access to non-public information regarding any investment advisory client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic.

2.	Restrictions on Personal Securities Transactions by Disinterested Trustees and those Persons Listed on Appendix A.
The Funds recognize that an Independent Trustee and those persons listed on Appendix A do not have on-going, day-to-day involvement with the operations of the Funds and are not generally privy to information regarding the research and selection of securities for any of the Funds.
Accordingly, the Funds take the position that less stringent controls are appropriate for Disinterested Trustees and those listed on Appendix A, as follows:
a.
The Securities pre-clearance requirement contained in paragraph V.B.l. above shall also apply to an Independent Trustee or a person listed on Appendix A if he or knew or, in the ordinary course of fulfilling his or her official duties as a manager or officer, should have known, that during the 15-day period before the transaction in a Covered Security or at the time of the transaction that the Covered Security was purchased or sold by him or her the subject security was also purchased or sold by the Funds or considered for the purchase or sale by the Funds..

b.
If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to an Independent Trustee or a person listed on Appendix A to purchase or sell any Security (1) on a day when any portfolio of the Funds has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn or (2) when the Compliance Officer has been advised by the Advisers that the same Security is being considered for purchase or sale for any portfolio of the Funds.

VI.	Reporting Requirements and Procedures.

A.
In order to provide the Funds with information to enable them to determine with reasonable assurance whether the provisions of this Code of Ethics are being observed by its Access Persons relating to accounts for which they have Beneficial Ownership (including all Officers of the Funds and other Access Persons not subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the applicable code of ethics adopted by a Fund’s investment adviser, sub-adviser or principal underwriter), the Funds have established the following procedures:

1.
Initial and Annual Holdings Report: Within ten (10) days after a person becomes an Access Person and annually thereafter, such person, other than an Independent Trustee, or a person listed on Appendix A, as provided above, shall submit to the Compliance Officer a completed Initial/Annual Holdings Report in the form attached hereto as Appendix B (initial) and Appendix D (annual) (or another form of written submission containing all required information and acceptable to the Compliance Officer) that lists all Covered Securities, other than Exempt Securities, in which such Access Person has Beneficial Ownership. Access Persons may also provide information as to Exempt Securities that they own or in which they have any direct or indirect beneficial interest. Each holdings report must contain, at a minimum, (a) the title and type of security, and as applicable and exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (c) the date the Access Person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted. In lieu of providing such a report, an Access Person may provide account statements to the Compliance Officer.

2.
In addition, each Access Person of the Funds, other than an Independent Trustee, or a person listed on Appendix A, as provided above, may direct his or her broker to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Covered Securities transactions, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

3.
Quarterly Report: Each Access Person of the Funds, other than an Independent Trustee as provided above, shall submit a securities transactions report in the form attached hereto as Appendix C to the Compliance Officer (or another form of written submission containing all required information and acceptable to the Compliance Officer), showing all transactions in Covered Securities other than Exempt Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, as well as all accounts established with brokers, dealers, or banks during the quarter in which any Covered Securities were held for the direct or indirect beneficial interest of the Access Person . Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person of the Funds need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph 3 is contained in the brokerage confirmations or account statements required to be submitted under this paragraph.  The reports must include the date on which such report was submitted to the Compliance Officer.

The Funds have established procedures by which the Access Persons submit periodic, but no less than quarterly, attestations concerning their personal securities activities, including where necessary, trading information regarding transactions in covered securities. The CCO has put a practice in place by which another officer of the Funds reviews his or her submissions. The CCO and/or other officers of the Funds will report any material issues to the Board concerning the personal securities activities of the Access Persons.
4.
An Independent Trustee need not make an initial or annual holdings report but shall submit the same quarterly report as required under paragraph 3 to the Compliance Officer, but only for a transaction in a Covered Security where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a manager or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by the Funds.

5.
The Compliance Officer shall notify each Access Person of the Funds who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code of Ethics to each such person.  Any amendments to this Code of Ethics shall be similarly furnished to each person to whom this Code of Ethics is applicable.

6.
The Compliance Officer shall review the initial holdings reports, annual holdings reports and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Funds’ Board of Trustees:

a.	with respect to any transaction that appears to evidence a possible violation of this Code of Ethics; and

b.	apparent violations of the reporting requirement stated herein.

7.
The Board shall consider reports made to it hereunder and shall determine whether the policies established in Sections V and VI of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and disgorgement of any profits to the respective Funds.  The Board shall review the operation of this Code of Ethics at least once a year and any material changes hereto will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change.  Certain Access Persons, in addition to the Disinterested Trustees, will not have an on-going, day-to-day involvement with the Funds.  The Compliance Officer will be responsible for determining which Access Persons this applies to and will list such persons on Appendix A to this Code of Ethics.  Any amendment to Appendix A will not require approval or ratification by the Board, but the Compliance Officer will provide the Board with notice of the amendment at the next scheduled quarterly board meeting.

8.
The Advisers and the Funds’ principal underwriter (if any) shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j 1 and Rule 204 A 1 of the Advisers Act or Section 15(f) of the 1934 Act, as applicable, and shall forward to the Compliance Officer and the Funds’ counsel copies of such codes and all future amendments and modifications thereto.  Any material changes to these codes will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change, as required by Rule 17j-1 of the 1940 Act.

9.	At each quarterly Board meeting, the Compliance Officer and the Advisers shall provide a written report to the Funds’ Board of Trustees stating:

a.	any reported Covered Securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the Codes of Ethics adopted by the Funds or Advisers; and

b.	all disciplinary actions taken in response to such violations.

10.
At least once a year, the Advisers shall provide to the Board a written report which contains: (a) a summary of existing procedures concerning personal investing by Advisory Persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Funds’ experience under this Code of Ethics, industry practices, or developments in applicable laws and regulations; (c) a description of any issues arising under the Code of Ethics or procedures since the last report, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to material violations; and (d) a certification that the procedures which have been adopted are those reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

VII.	Confidentiality
No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Funds) any information regarding securities transactions by the Funds or consideration by the Funds or Advisers of any such securities transactions.
All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.
VIII.	Certification
Each Access Person (including all Officers of the Funds and other Access Persons not subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the applicable code of ethics adopted by a Fund’s investment adviser, sub-adviser or principal underwriter) will be required to certify annually that he or she has read and understood this Code of Ethics and will abide by it.  Each Access Person will further certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics.  A form of such certification is attached hereto as Exhibit E.
IX.	Recordkeeping
The Funds will maintain the following records:
A.	a copy of this Code of Ethics and the Advisers’ Code of Ethics that is in effect, or at any time within the past five years was in effect, in an easily accessible place;

B.
a record of any violation of the Code of Ethics, and of any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.
a record of all persons, currently or within the past five years, who are or were required to submit reports under Section VI.A. of this Code of Ethics, or who are or were responsible for reviewing those reports, in an easily accessible place;

D.
a copy of each report required under Section VI.A. of this Code of Ethics for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

E.	a record of any approvals relating to Initial Public Offerings and Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

Appendix A.   INDEPENDENT TRUSTEES
Theophilus H. Pitt, Jr.
James H. Speed, Jr.
Michael Mosley
J. Buckley Strandberg